UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2007

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 3, 2007, Microtune, Inc. (the “Company”) convened a meeting of its U.S. employees to discuss the results of the Audit Committee’s investigation into the Company’s historical stock option grant practices, including a discussion of potential tax consequences to employees pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. As previously announced by the Company in its press release on December 29, 2006, with respect to certain stock option grants awarded with exercise prices below fair market value of the Company’s common stock on the actual accounting measurement date that were awarded after October 3, 2004 or that vest after December 31, 2004 (the “Affected Options”), employees may be subject to a 20 percent excise tax under Section 409A (calculated on the intrinsic value of the Affected Options on the date of vesting).

The discussion with the employees included excerpts from a presentation previously provided to the Board of Directors of the Company (the “Board”) regarding a proposal to commence a tender offer to certain employees to increase the exercise price of the impacted portion of their Affected Options to the fair market value of the Company’s common stock on the actual accounting measurement date. For Affected Options with exercise prices equal to or below $5.00, the Company would pay additional compensation in an amount approximately equal to the increase in exercise price. For Affected Options with exercise prices above $5.00, no additional compensation would be paid. The tender offer proposal under consideration would substantially reduce or eliminate the Section 409A tax liability for the Company’s affected employees. The presentation to employees explained that this tender offer proposal had not been approved by the Board of Directors.

On January 4, 2007, James A. Fontaine, Chief Executive Officer and President of the Company, sent an email to all U.S. employees stating that the slide presentation made to U.S. employees on January 3, 2007, which was part of the general discussion to review the results of the stock option investigation, was for informational purposes only and was not an offer to buy, or the solicitation of an offer to sell, any stock option grants. Among other things, the email stated that the full details of any tender offer, if and when finalized, including complete instructions on how to tender stock option grants, along with the letter of transmittal and related materials, would be mailed to employees promptly following commencement of any offer. The email also stated that if the Company elects to conduct a tender offer, employees should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. The email further stated that in such event, employees may obtain free copies, when available, of the tender offer statement and other filed documents relating thereto that will be filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s website at www.sec.gov, and, when available, stockholders may also obtain a copy of these documents, free of charge, from the Company. Employees were urged to read these materials carefully prior to making any decision with respect to any tender offer.

The descriptions of the presentation excerpt and email correspondence of Mr. Fontaine contained herein are qualified in their entirety by reference to the text of such presentation excerpt and email correspondence, filed as Exhibits 99.1 and 99.2 hereto, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Slide presentation excerpt shown to U.S. employees of the Company on January 3, 2007 regarding a tender offer proposal under consideration by the Board.

99.2	Email correspondence from James A. Fontaine to U.S. employees dated January 4, 2007 regarding a tender offer proposal under consideration by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microtune, Inc.

Date: January 4, 2007	By:	/s/ Jeffrey A. Kupp
Jeffrey A. Kupp
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
99.1	Slide presentation excerpt shown to U.S. employees of the Company on January 3, 2007 regarding a tender offer proposal under consideration by the Board.

99.2	Email correspondence from James A. Fontaine to U.S. employees dated January 4, 2007 regarding a tender offer proposal under consideration by the Board.